Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS FIRST QUARTER 2009 RESULTS

Energy Price Collapse Triggers Non-Cash Write-Down

in Carrying Value of Oil and Gas Properties and Long Lived Assets

DENVER, COLORADO, March 12, 2009—Credo Petroleum Corporation (NASDAQ: CRED) today reported first quarter financial results.

For the first fiscal quarter ended January 31, 2009, Credo reported a net loss of $9,891,000, or $0.95 per basic share, reflecting a $10,099,000 after tax, non-cash write-down to reduce the book carrying value of oil and gas properties and long lived assets.  Last year, first quarter net income was $1,573,000, or $0.17 per basic share.  Lower product prices caused revenue before hedging gains to fall 44% to $2,108,000 for the first quarter compared to $3,733,000 last year.  Working capital increased 20% to $15,175,000 compared to $12,643,000 last year.

James T. Huffman, CEO stated, “A write-down is required if the net book value of the company’s oil and gas properties exceeds a ceiling which is based primarily on reserves valued at spot prices on the last day of a quarter.  That situation occurred in the first quarter.  Significantly lower market prices for oil and gas at first quarter-end caused a material reduction in reserve values which in turn caused the non-cash write-down.

“It is important for shareholders to understand that the write-down in book asset values resulted primarily from accounting rules that require valuation of oil and gas reserves on the last day of the quarter using spot market prices in effect on that date.  That price is not necessarily reflective of the contract prices Credo received for its oil and gas, or the prices that Credo expects to receive in the future.  The spot prices required to be used for valuation purposes at first quarter-end were $3.33 per Mcf for natural gas and $38.25 per barrel for oil.  The write-down is purely a non-cash financial statement adjustment and does not impact future cash flows or oil and gas reserve quantities.  In fact, we estimate that Credo’s reserves increased at first quarter-end despite lower product prices.”

Huffman further stated, “The write-down is repugnant to me because I do not believe that valuations at a predetermined single point in time are reflective of the long term value of our business.  Nevertheless, in perspective, the loss equates to less than the prior two years’ earnings and it will be recaptured in the future through lower charges to DD&A.

“I have previously reported that our cost of doing business increased dramatically as oil and gas prices rose to historical highs over the past few years.  That is reflected in the asset values recorded on Credo’s books.  Therefore, although it is unpleasant, it is not unexpected that an approximate 70% drop in oil and gas prices from their highs last July would cause book values to exceed market based reserve valuations, thus requiring a write-down.  This has occurred one other time in Credo’s 30-year history.  That write-down was made in 1986 after oil and gas prices fell about 50% in a short period of time.

“There is a silver lining to asset write-downs because they lower future DD&A expense to the benefit of future earnings.  In addition, Credo made several excellent new discoveries late in the first quarter that are not reflected in first quarter production and financial results.  At first quarter-end, the estimated reserves attributable to those discoveries was limited because there was no actual production history.  Looking at the balance of 2009, we expect the new discoveries to generate significant new production which will support strong operating cash flow.”

LOWER PRODUCTION CAUSED BY DRILLING CURTAILMENTS;

INCREASED OIL VOLUMES OFFSET BY LOWER NATURAL GAS VOLUMES

Oil production set a new record, growing 7% during the first quarter, following 9% growth last year.  First quarter 2009 oil production was 16,700 barrels compared to 15,700 barrels last year.  Natural gas production fell 7% to 362 MMcf (million cubic feet) compared to 392 MMcf last year.  Total production, denominated in equivalent natural gas units, fell to 463 MMcfe (million cubic feet of gas-equivalent) compared to 486 MMcfe last year.  Oil accounted for 22% of the company’s first quarter 2009 production compared to 19% last year and is expected to further increase as a percentage of total production during the remainder of the year.

Huffman further stated, “We were among the earliest in our industry to adjust our business strategy in anticipation of a deteriorating business climate.  Last year we elected to capture the benefits of historically high energy prices by monetizing assets through a stock sale completed about mid-year.  We also elected to postpone certain scheduled drilling due to the historically high costs of equipment and field services.  That decision came with the consequence that less drilling would cause production to decline.  Nevertheless, hindsight tells us that we made good decisions.  As previously noted, Credo drilled several wells in the first quarter which resulted in excellent new discoveries that are not reflected in first quarter production and financial results.  We expect the new discoveries to overcome the first quarter production decline and to drive an overall production increase for 2009.”

PRODUCT PRICE REALIZATIONS FALL SHARPLY

Net wellhead natural gas prices for the first quarter fell 33% to $4.10 per Mcf compared to $6.08 last year.  Realized hedging transactions increased wellhead prices $2.55 per Mcf this year compared to $2.16 last year.  As a result, the company’s total natural gas price realizations fell 19% to $6.65 per Mcf compared to $8.24 last year.  Wellhead oil prices fell 57% to $36.87 per barrel compared to $86.39 last year.  There were no oil hedging transactions.

At January 31, 2009, open hedging derivative contracts covered 550,000 MMbtus at NYMEX prices ranging from $8.00 to $10.60, and covered all production months from February 2009 through October 2009.  Subsequent to January 31, 2009, the February and March contracts expired and the company realized hedging gains of $1,129,000 on those contracts.  Hedging derivative contracts subsequent to January 31, 2009, are estimated to range from 30% to 50% of the company’s estimated monthly production at the time the contract was initiated, taking into consideration estimates for new production from certain future operations.  All open hedge contracts are indexed to the NYMEX. Average prices in the company’s primary market are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

Capital spending for oil and gas drilling activities the first quarter totaled $4,345,000.  In addition, the company paid $1,812,000 to purchase acreage in the North Dakota portion of the horizontal Bakken oil play, and it purchased all of the underlying patents related to the Calliope Gas Recovery System for $4,400,000.  Credo previously owned an exclusive license to the Calliope patents and the related technology.  However, it purchased the underlying patents in order to establish absolute control over the technology and to eliminate future costs for individual well licenses.  The acquisition also covered an exciting series of new patents, known as Tractor Seal, that is specifically designed to remove liquids from shallow wells more efficiently than existing technologies.  If perfected, this new technology will be an excellent complement to Calliope’s focus on deeper wells.

At January 31, 2009, working capital was $15,175,000.  Total assets were $61,203,000 including cash and short-term investments of $13,307,000.  At first quarter-end, stockholders’ equity was $51,638,000, and the company had no long-term debt.

MANAGEMENT COMMENT

“We are off to a strong drilling start in 2009 with outstanding early success,” Huffman said.  “Fortunately, we began considering the possibility of a significant energy price and market correction last summer and prepared Credo to withstand substantially lower product prices and difficult financial markets.  Credo is now exceptionally well positioned to be opportunistic in a distressed environment just as we were back in 1986 when we acquired the assets that are now the backbone of our business. We expect this downturn to present an opportunity rich environment to expand our business by capturing outstanding opportunities which will fuel future growth.”

*          *          *          *          *

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions, as well as Texas, Kansas and Louisiana.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s  Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(table follows)

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	Quarter Ended	Quarter Ended
	January 31,	January 31,
Condensed Operating Information	2009	2008
Revenue:
Oil and Gas Sales	$2,108,000	$3,733,000

Expenses:
Oil and Gas Production	886,000	852,000
Depreciation, Depletion and Amortization	1,336,000	853,000
Impairment of Oil and Gas Properties and Long Lived Assets	16,623,000	—
General and Administrative	868,000	332,000
	19,713,000	2,037,000

Income (Loss) from Operations	(17,605,000)	1,696,000

Other Income and (Expense)
Gain (Loss) on Derivative Contracts
Realized	925,000	847,000
Unrealized	541,000	(316,000)
	1,466,000	531,000
Investment and Other Income (Loss)	(142,000)	(6,000)
	1,324,000	525,000

Income Before Income Taxes	(16,281,000)	2,221,000

Income (Provision) Benefit	6,390,000	(648,000)

Net Income	$(9,891,000)	$1,573,000

Basic Income Per share	$(.95)	$.17

Diluted Income Per Share	$(.95)	$.17

Weighted average number of shares of Common Stock and Dilutive Securities:
Basic	10,386,000	9,295,000

Diluted	10,386,000	9,356,000

Condensed Balance Sheet Information	January 31, 2009	October 31, 2008
Cash and Short-Term Investments	$13,307,000	$25,376,000
Other Current Assets	5,378,000	4,678,000
Oil and Gas Properties, Net	35,725,000	46,456,000
Intangible Assets, Net	4,419,000	1,079,000
Other Assets	2,374,000	2,971,000

	$61,203,000	$80,560,000

Current Liabilities	$3,510,000	$5,894,000
Deferred Income Taxes	4,677,000	11,117,000
Asset Retirement Obligations	1,378,000	1,338,000
Stockholders’ Equity	51,638,000	62,211,000

	$61,203,000	$80,560,000